Amended and Restated Appendix A
to the
AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST II
AND
KAIZEN ADVISORY, LLC

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
Kaizen Hedged Premium Spreads Fund
Class A	1.75%	04/01/2016
Class C	2.50%	04/01/2016
Class I	1.50%	04/01/2016
Altrius Enhanced Income Fund
Class A	1.75%	12/31/2015
Class C	2.50%	12/31/2015
Class I	1.50%	12/31/2015
MarketGrader 100 Enhanced Index Fund
Class A	1.75%	12/31/2015
Class C	2.50%	12/31/2015
Class I	1.50%	12/31/2015

Agreed and accepted this 21st day of January, 2016.

INVESTMENT MANAGERS SERIES TRUST II		KAIZEN ADVISORY, LLC

By:	/s/ Rita Dam	By:	/s/ Thomas R. Young

Print Name:	Rita Dam	Print Name:	Thomas R. Young

Title:	Treasurer	Title:	President